Exhibit 99.1

Press Release

April 29, 2008

FOR IMMEDIATE RELEASE

Contact Information:

James J. Hilty

Vice President, Business Development

Sensus Metering Systems

(919) 845-4007

jim.hilty@sensus.com

Sensus Appoints

Daniel W. Harness as Vice Chairman of its Board of Directors

and

Peter Mainz as Chief Executive Officer and President

Raleigh, North Carolina – Sensus Metering Systems (the Company or Sensus) announced today the following senior management changes.

After twenty-six years with the Company, Daniel W. Harness has retired from his position as Chief Executive Officer and President, effective immediately. Mr. Harness was appointed Vice Chairman of the Board of Directors of the Company and will continue to work closely with Sensus in this new capacity. “Dan Harness has dedicated the past twenty-six years to Sensus and has been the guiding force that has transformed the Company from a meter manufacturer to the technology leader in advanced metering infrastructure that it is today. I’m pleased that he will remain involved in Sensus by serving on the Board. I wish him well as he moves into this new chapter of his life,” said Peter Mainz.

Mr. Mainz has been appointed Chief Executive Officer and President of the Company, effective immediately. Mr. Mainz, who previously served as Chief Operating Officer, has also been named as a member of the Company’s Board of Directors. “The orderly transition of CEO responsibilities to Peter Mainz supports the continuing success and growth of Sensus,” said Dan Harness.

(more)

ABOUT SENSUS METERING SYSTEMS

The Sensus Metering Systems companies are leading world-class providers of high-value metering, Automatic Meter Reading (AMR) and Advanced Metering Infrastructure (AMI) system solutions for water, gas, electric, and heat utilities as well as sub-metering entities worldwide. Additional linked businesses include Smith-Blair, Inc. a leading provider of pipe clamp & coupling products for the water, gas, and industrial markets; and Sensus Precision Die Casting that produces complex, high quality die-castings. For more information, please visit the company’s web site at www.sensus.com.

All statements in this release, other than historical facts, are made in reliance on the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are subject to change at any time. These statements reflect the Company’s current expectations regarding its financial position, revenues, cash flow and other operating results, business strategy, financing plans, forecasted trends related to the markets in which the Company operates, legal proceedings and similar matters. The Company’s expectations expressed or implied in these forward-looking statements may turn out to be incorrect. The Company’s actual results could be materially different from its expectations because of various risks. These risks, some of which are discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K (SEC File No. 333-113658) for the fiscal year ended March 31, 2007 as filed with the Securities and Exchange Commission on May 16, 2007, include its dependence on new product development and intellectual property, and its dependence on independent distributors and third-party contract manufacturers, automotive vehicle production levels and schedules, its substantial financial leverage, debt service and other cash requirements, liquidity constraints and risks related to future growth and expansion. Other important risks that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, the Company’s ability to integrate acquired companies, general economic and business conditions, competition, adverse changes in the regulatory or legislative environment in which the Company operates, and other factors beyond the Company’s control.

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